Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

TECHNE CORPORATION

2010 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this              day of                      , 20         , by and between Techne Corporation, a Minnesota corporation (the “Company”),                     and (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a restricted stock award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock award to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Restricted Stock Award. The Company hereby grants to the Participant on the date set forth above (the “Date of Award”) a restricted stock award (the “Award”) for                                      (            ) shares of Common Stock (the “Shares”) on the terms and conditions set forth herein, which Shares are subject to adjustment pursuant to Section 15 of the Plan. The Company shall cause to be issued such Shares in the Participant’s name, and shall hold such Shares until such time as the risks of forfeiture set forth in this Agreement have lapsed. The Company may also place transfer restrictions on such Shares describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such Shares if they are forfeited as provided in Section 2 below. Subject to the terms and conditions of the Plan, the Participant shall have all the rights of a stockholder with respect to the Shares during the period in which the Shares are subject to risk of forfeiture, including without limitation, the right to vote such shares and receive all dividends attributable to such shares.

2. Vesting of Restricted Stock. The Shares subject to this Award shall remain subject to forfeiture until vested as provided herein. Subject to the provisions of Section 15 of the Plan, the Shares shall vest, and the risk of forfeiture shall lapse, as follows:                     . Except as set forth herein, immediately following any termination of the Participant’s employment with the Company for any reason, including the Participant’s voluntary resignation or retirement, the Participant shall forfeit all Shares subject to this Award which, as of the termination date, have not yet vested and for which the risks of forfeiture have not lapsed.

3. General Provisions.

a. Employment or Other Relationship. This Agreement shall not confer on Participant any right with respect to continuance of employment or any other relationship by the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Subsidiary.

b. Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 15 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of Shares subject to this Award. Any additional Shares that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the Shares with respect to which the adjustment relates.

c. Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

d. Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes attributable to this Award are withheld from any amounts payable by the Company to the Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the issuance of any certificates for the Shares of stock subject to this Award. Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of the Company’s Common Stock, including shares of stock received pursuant to this Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income attributable to this Award. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

e. Securities Law Compliance. The Participant agrees that, until such time as the Shares are registered and freely tradable under applicable state and federal securities laws, all Shares subject to this Agreement shall be held for Participant’s own account without a view to any further distribution thereof, that the certificates for such Shares shall bear an appropriate legend to that effect and that such Shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

f. 2010 Equity Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

g. Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement. This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

h. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

i. Lockup Period Limitation. Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Agreement, the Award, or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

j. Accounting Compliance. Participant agrees that, if Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of a Change of Control (as defined in Section 1(d) of the Plan), Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

k. Stock Legend. The Administrator may require that the certificates for any Shares shall bear an appropriate legend to reflect the restrictions of Section 3(e), Section 3(f) and Section 3(i) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Section 3(e), Section 3(f) and Section 3(i) of this Agreement.

l. Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 3(l), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 3(l) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3(l), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(l).

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

TECHNE CORPORATION

By
Its

[Participant]

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